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                                                                    EXHIBIT 10.8

                         [FORM OF EMPLOYMENT AGREEMENT]


                             SIMPLE TECHNOLOGY, INC.

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is dated March 10, 2000, between Simple Technology, Inc. ("Employer"), a California Corporation, and _______________________("Employee").

         In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1. EMPLOYMENT DUTIES. Employer agrees to employ Employee in the position of __________________________________, beginning on March 10, 2000, and
Employee agrees to serve in that position or in such other positions (including positions with a wholly-owned subsidiary or partnership controlled by Employer) as Employee may be assigned from time to time by Employer. Employee shall report to the Employer's Board of Directors or, to such other person as management designates. Employee shall have such duties as are assigned from time to time by Employer and as are consistent with such position. In connection with Employee's employment by Employer, Employee shall be based at Employer's place of business at 3001 and 3009 Daimler Street, Santa Ana, CA 92705.

2. TIME AND EFFORT, EXCLUSIVITY OF EMPLOYMENT. Employee shall faithfully, honestly and diligently serve Employer, devote all of Employee's working time, attention, knowledge and skill to Employee's employment hereunder and use Employee's best efforts to promote the business and interests of Employer and to perform the duties and responsibilities that are assigned to Employee. Employer shall be entitled to all of the benefits arising from or incident to the duties of Employee pursuant to this Agreement.

3. COMPENSATION. As compensation for the services to be rendered by Employee, Employer shall pay Employee in equal semi-monthly installments of $___________________ (less normal withholding for state and federal income taxes and employee portions of FICA, SDI, and any other required or Employee-authorized deductions), together with such additional terms of compensation, if any, as set forth in this Agreement, Employee's employment offer letter and/or as determined by Employer from time to time. Employee shall also be entitled to participate in such employee benefit programs as may be offered by Employer, subject to the terms and eligibility requirements established by Employer for such programs. The parties contemplate that compensation adjustments may be made from time to time at the discretion of Employer. Such adjustments shall be incorporated into and form a part of this Agreement.

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4.       TERM AND TERMINATION. Employee's employment with Employer is "at will,"
meaning that either Employee or Employer may terminate the employment relationship at any time on notice to the other, with or without cause, for any reason or no reason, and with no liability of Employer to Employee other than for wages accrued to the date of termination. Employer may also discipline, demote or alter the terms of employment of Employee at any time, with or without cause or advance notice.

5.       NON-COMPETITION.

         (a) For the duration of Employee's employment with Employer and for a period of one (1) year after the date of termination of Employee's employment with Employer, whether terminated by Employee or Employer, Employee will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly:


              (i) Engage in any employment, business or activity that competes or may compete with Employer's business or reasonably anticipated business or permit Employee's name to be used in connection with, or assist, any person or organization in competing with or preparing to compete with Employer; or

              (ii) Solicit, divert, or take away or assist any competitor or potential competitor of Employer in soliciting, diverting or taking away any person, firm, corporation or other entity from Employer who is or was a past or present customer or supplier of Employer;

              (iii) Induce or attempt to induce any person, who at the time of such inducement is an employee of Employer, to perform work or services for any other person or entity other than Employer; or

              (iv) Permit other employees of Employer to be used in connection with a business which is competitive or substantially similar to the business of Employer.

         (b) Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the Employer's business. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

         (c) If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Employee agrees and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable. Employee acknowledges that the services that Employee will provide to Employer under this agreement are unique and that irreparable harm will be suffered by Employer in the event of the breach by Employee of any of its obligations under this agreement, and that Employer may be entitled, in addition to its other rights, to enforce obligations set forth in this agreement by an injunction or decree of specific

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performance. Any claims asserted by Employee against Employer shall not constitute a defense in any injunction action brought by Employer to obtain specific enforcement of said obligations.

6. OBSERVANCE OF RULES AND REGULATIONS. Employee agrees to abide by all Employer's policies, rules and regulations as adopted or amended from time to time by Employer in its discretion.

7. EMPLOYEE NONDISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT. Employee's employment is subject to the requirement that Employee sign, observe, and agree to be bound, both during and after Employee's employment, by the provisions of the Employer's Employee Nondisclosure and Invention Assignment Agreement, a copy of which is being furnished to Employee at the same time as this Agreement. Employee's execution of the Employee Nondisclosure and Invention Assignment Agreement is an express condition precedent to Employee's commencement and continuation of employment with Employer.

8. REMEDIES. Employee acknowledges that a breach or threatened breach by Employee of the provisions of Sections 5 and 7 of this Agreement or Sections 2 or 4 of the Employee Nondisclosure and Invention Assignment Agreement will result in Employer and its affiliates suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Employee agrees that Employer shall be entitled to temporary and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which Employer may become entitled.

9. NOTICES. Any notice or other communication required or permitted to be given under the Agreement shall be in writing and shall be given by prepaid first class mail or by hand-delivery. Any such notice or other communication, if mailed by prepaid first class mail shall be deemed to have been received on the fourth business day after the postmarked date, or if delivered by hand, shall be deemed to have been received by Employer at the time it is delivered to the applicable address noted below or by Employee at the time it is received by Employee or at the time it is delivered to the applicable address noted below. Notices and other communications shall be addressed as follows:

         (a)      If to Employer:

                  Simple Technology, Inc.
                  3001 Daimler St.
                  Santa Ana, CA  92705
                  Attn:  Human Resources Dept.


         (b)      If to Employee:

                  c/o  Simple Technology, Inc.
                  3001 Daimler St.
                  Santa Ana, CA  92705

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Either party may change its address for the purposes of this Agreement by giving written notice of such change to the other party.

10. INVALIDITY OF PROVISIONS. If any provision of this Agreement should be declared to be void or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed from this Agreement and the remaining provisions shall not be affected and shall remain valid and enforceable.

11. ENTIRE AGREEMENT, AMENDMENT, WAIVER. This Agreement, together with the Employer's Employee Nondisclosure and Invention Assignment Agreement and the Employer's employment offer letter, if any, to Employee (each of which is incorporated herein), constitute the entire agreement between the parties with respect to the subject matter contained in such documents, and supersede all prior agreements relating to the same subject matter. There are no other representations, warranties, conditions, agreements or acknowledgments, which form a part of or affect this Agreement. Except as provided in this Agreement, no waiver or termination shall be binding unless accepted in writing by both parties. No waiver of any provision of this Agreement shall constitute a waiver of any other provision and no waiver of any provision of this Agreement shall constitute a continuing waiver unless otherwise expressly provided.

12. GOVERNING LAW AND FORUM SELECTION. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of California (excluding any conflict of law rule or principle, which might refer such construction to the laws of another jurisdiction). Employer and Employee irrevocably submit to jurisdiction of the courts of Orange County, California, for the purpose of obtaining an order to compel submission to binding arbitration pursuant to Section 13 below.

13. BINDING ARBITRATION. Employer and Employee agree to submit to final and binding arbitration before J-A-M-S/ENDISPUTE in Orange County, California, all past, present, and future claims or disputes in any way arising out of or relating to Employee's employment with Employer, including, without limitation (except as expressly excluded below in this Section), any claims or disputes concerning the separation of that employment; any other adverse personnel action by Employer; any claims by Employee against Employer, or by Employer against Employee, arising out of or related to any federal, state or local law, statute or regulation prohibiting employment discrimination or harassment; any public policy, and any other claim for personal, emotional, physical or economic injury (individually or collectively, "Covered Claims"). The only claims or disputes excluded from binding arbitration under this Agreement are the following: any claim by Employee for workers' compensation benefits or for benefits under an Employer plan that provides its own arbitration procedure; and any claim by Employer for equitable relief, including but not limited to, a temporary restraining order, preliminary injunction or permanent injunction against Employee.

         (a) The party asserting a Covered Claim must give written notice to the other party within 180 days of the date of the accrual of such claim for statute of limitations purposes. If such notice is not given within this time period, the claim shall be deemed waived.

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         (b) Prior to initiating arbitration, an Employee shall attempt in good faith to resolve a Covered Claim through means of conciliation with Employer. An Employee asserting a Covered Claim ordinarily must attempt to conciliate the matter first in accordance with Employer's Conflict Resolution Policy.

         (c) If Employer's conciliation process does not produce a satisfactory resolution, within 30 days thereafter the aggrieved party may demand arbitration of a Covered Claim. The arbitration shall be conducted in accordance with the then-existing Rules and Procedures of J-A-M-S/ENDISPUTE for Arbitration of Employment Disputes, except that the mediation and optional appeal procedures of J-A-M-S/ENDISPUTE shall not be required. The Arbitrator shall not have the power to commit errors of law or legal reasoning, or to grant relief, which would not be legally available in a California court.

         (d) This Agreement to submit all Covered Claims to binding arbitration in no way alters Employee's at-will employment with Employer and does not require Employer to provide Employee with any type of progressive discipline.

14. ATTORNEY'S FEES AND COSTS. Should any legal action (other than binding arbitration under Section 13 above, in which each party shall bear its, his or her own fees and costs) be required to resolve any dispute over the meaning or enforceability of this Agreement or to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its, his or her reasonable attorneys' fees and costs incurred in such action, in addition to any other relief to which that party may be entitled.

15. ACKNOWLEDGMENTS AND REPRESENTATIONS. Employee acknowledges, represents and agrees that:

         (a) Employee has read and understands the terms of this Agreement and Employee's obligations hereunder, and Employee agrees to abide by the terms of this Agreement;

         (b) Employer has made no promises or representations concerning future promotions, compensation, or other terms and conditions of employment other than as expressly stated in this Agreement; and,

         (c) By accepting employment under this Agreement, Employee has not relied upon or been induced to accept employment with Employer on the basis of any such promises or representations.

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        IN WITNESS WHEREOF, the parties have executed this Agreement.



EMPLOYEE






------------------------------------
Signature




SIMPLE TECHNOLOGY, INC.



By:  /s/  Carl Swartz
    -----------------
Name:  Carl Swartz

Title:  Vice President of Strategic Planning

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                 SCHEDULE OF SUBSTANTIALLY IDENTICAL AGREEMENTS


The filed agreement is substantially identical in all material respects to the Company's agreements with the following employees except for the material details set forth below:



EMPLOYEE                        POSITION                     SEMI-MONTHLY SALARY          SIGNATURE
--------                        --------                     -------------------          ---------
Manouch Moshayedi               CEO and Chairman of the      $18,333.33                   /s/ Manouch Moshayedi
                                Board

Mike Moshayedi                  President                    $18,333.33                   /s/ Mike Moshayedi

Mark Moshayedi                  Chief Technology Officer,    $18,333.33                   /s/ Mark Moshayedi
                                Chief Operating Officer
                                and Secretary

Dan Moses                       Chief Financial Officer      $6,250.00                    /s/ Dan Moses

Michael Hajek                   Vice President of OEM        $10,416.67                   /s/ Michael Hajek
                                Division

Carl Swartz                     Vice President of            $8,333.33                    /s/ Carl Swartz
                                Strategic Planning and
                                General Counsel

Shane Mortazavi                 Vice President of            $6,666.67                    /s/ Mark Moshayedi
                                Operations


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